UAL CORPORATION EXPECTS LOWER THIRD-QUARTER EARNINGS

  The company expects third quarter 2000 earnings per share to be below the previously announced $2.60 to $3.20 range.

     CHICAGO, Aug. 17, 2000 -- UAL Corporation (NYSE: UAL), the holding company whose primary subsidiary is United Airlines, today announced that it expects third-quarter earnings per share to be lower than the $2.60 to $3.20 range it announced on July 19, 2000.
     Speaking to the situation, Chairman and Chief Executive Officer James E. Goodwin said, "Although booking patterns remained strong through early August despite poor operating performance, booking levels have since fallen on the adverse publicity surrounding the cancellations that occurred in early August. While our operating performance has improved somewhat, the reduced booking levels continue, and as a result, revenues are not as strong as we had previously anticipated. Furthermore, the uncertainty surrounding the variable nature of factors affecting the situation, such as labor relations, crew-related issues and weather, preclude us from confidently projecting results at this point for the quarter or the full year."
     "We are focused and committed to resolving the causes of this difficult operating situation that has not only greatly inconvenienced our customers but many of our employees as well."


Safe Harbor Statement under the Private Securities Litigation Reform
Act of 1995: The information contained in this press release is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company as of the date of this press release.
     Some factors that could significantly impact revenues and earnings per share include, without limitation: the results of union contract negotiations and their impact on labor costs and operations; operational disruptions as a result of bad weather, air traffic control-related difficulties and the impact of labor issues; the willingness of passengers to fly; the airline pricing environment; competitors' route decisions; the implementation and success of customer service improvement strategies; actions of the U.S., foreign and local governments; the stability of the U.S. economy; the economic environment of the airline industry and the economic environment in general.

                                 -UAL-

 The web page address for UAL Corp. and United Airlines is united.com